EXHIBIT 10.6

SECOND AMENDMENT TO LEASE
This SECOND AMENDMENT TO LEASE (“Second Amendment”) made as of February 6, 2014, by and between RXR SL Owner LLC (“Landlord”) and Martha Stewart Living Omnimedia, Inc. (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord’s predecessor and Tenant’s predecessor (Intrigue Music, LLC whose interest has been assigned to Tenant) entered into a written agreement of lease dated as of February 2004 (the “Original Lease”), as amended (collectively, the “Lease”), wherein and whereby Landlord’s predecessor leased to Tenant’s predecessor certain premises known as Rooms 1080C, 1080D and 10 Roof 1, as more particularly described in the Lease (collectively, the “Premises”), in the building located at 601 West 26th Street, New York, New York (the “Building”); and
WHEREAS, Landlord and Tenant have agreed that Tenant shall surrender the entire Premises, consisting of 11,448 rentable square feet on the tenth floor of the Building, as well as an adjoining terrace (the “Surrendered Space”), as such Surrendered Space is shown on Exhibit A attached hereto and made a part hereof, all upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, Landlord and Tenant agree as follows:
1.Capitalized terms used and not defined in this Second Amendment shall have the meanings ascribed to those terms in the Lease.
2.    Provided that on or prior to fifteen (15) business days after Landlord’s and Tenant’s full negotiation of this Second Amendment, Tenant (i) has executed this Second Amendment and (ii) surrendered actual possession of the Surrendered Space to Landlord, then Tenant shall be deemed to have surrendered legal possession of the Surrendered Space to Landlord, and Landlord accepts such surrender in its broom clean, “as-is” condition (except for only those items of personal property and fixtures set forth on Exhibit B annexed hereto and made a part hereof that are permitted to remain in the Surrendered Space), and the term of the Lease with respect to the Surrendered Space shall be deemed to have wholly merged and extinguished as of February 14, 2014 (the “Surrender Date”). As of the Surrender Date, neither Landlord nor Tenant shall have any further liability or obligation to the other, including, without limitation, Tenant’s obligation to pay rent or additional rent, except and to the extent expressly set forth in this Second Amendment and that certain Tenth Amendment to Lease between Landlord and Tenant, also executed on or about the date hereof, regarding a lease between Landlord’s predecessor and Tenant dated August 20, 1999, as amended. Landlord shall complete the following work after the Surrender Date at Landlord’s sole cost and expense (the “Work”), provided that Tenant shall cooperate with Landlord’s efforts to complete the Work at no cost or expense to Tenant: (a) the removal of the existing staircase, any necessary patching of the floor of the 9th floor and the closing of the penetration between the 9th and 10th floor of the Premises by installing a concrete slab with the resulting ceiling to be fireproofed, painted and code compliant with lighting similar to the current lighting in Tenant’s 9th floor reception area unless otherwise decided by Tenant, (b) the separation of the electrical power and the heating, ventilating and air conditioning systems between the Surrendered Space and the Premises located on the 9th floor and (c) the disconnection of the security system between the Surrendered Space and the Premises located on the 9th floor (and upon such disconnection of the security system Landlord shall use commercially reasonable efforts to return the hardware-security cameras, keypads and readers to Tenant in their as is condition as of the date hereof with no representations or warranties whatsoever). All Work shall be commenced promptly by Landlord after the Surrender Date, diligently prosecuted to completion in a good and workmanlike manner, which is free and clear of defects and which minimizes interference with Tenant’s continuing business operations conducted elsewhere in the Building. If the performance of any such Work would result in a material intereference with Tenant’s continuing business operations such Work will be performed before or after normal business hours or on the weekend. Should Tenant hire any of its own consultants in connection with the coordination of the Work, the cost of such consultants shall be at Tenant’s sole cost and expense. Tenant gives, grants and surrenders to Landlord the Surrendered Space and all of Tenant’s right, title and interest therein and under the Lease with respect to the Surrendered Space on the Surrender Date.
3.    Tenant covenants and agrees on behalf of itself, its successors and assigns, that it has not done or suffered (and will not do or suffer) anything whereby the Surrendered Space has (or will) become encumbered in any way whatsoever.
4.    Through and including the Surrender Date, Tenant shall continue to pay to Landlord any and all rent, payments, sums or charges due or to become due with respect to the Surrendered Space pursuant to the terms of the Lease.
5.    As of the Surrender Date, Tenant does hereby release and relieve Landlord, its successors and assigns, from and against any and all claims, obligations and liabilities of every kind and nature whatsoever, thereafter arising out of or in connection with the Surrendered Space.
6.    As of the Surrender Date, Landlord accepts the surrender of the Surrendered Space and does hereby release and relieve Tenant and its respective successors and assigns, from and against all claims, obligations and liabilities of every kind and nature whatsoever thereafter arising out of or in connection with the Surrendered Space, including, without limitation, any liability for condenser water supplied to the Surrendered Space, except with respect to any charges arising under the Lease not billed or paid by Tenant prior to the Surrender Date.
7.    (a) Tenant represents and warrants to Landlord that it has not dealt with any broker or finder in connection with the matters contemplated in this Second Amendment other than Newmark Grubb Knight Frank (“Newmark”). Tenant will indemnify and hold Landlord harmless from any claims or liabilities for any breach of the foregoing representation by Tenant or any brokerage commission incurred by reason of Tenant having dealt with any broker in connection with this Second Amendment. Tenant agrees to pay Newmark a commission for this transaction pursuant to separate agreement with Newmark.

(b)    Landlord represents and warrants to Tenant that it has not dealt with any broker or finder in connection with the matters contemplated in this Second Amendment. Landlord will indemnify and hold Tenant harmless from any claims or liabilities for any breach of the foregoing representation by Landlord or any brokerage commission incurred by reason of Landlord having dealt with any broker in connection with this Second Amendment.
(c)    The provisions of this Paragraph 7 shall survive the expiration or earlier termination of the Lease.
8.    (a)    Subject to the terms, covenants and conditions of this Second Amendment, this Second Amendment shall become effective when it is fully executed and delivered by the parties.
(b)    This Second Amendment and the Lease constitute the entire agreement between the Landlord and the Tenant on the subject matter, and may not be changed, modified, discharged or amended except by an instrument in writing duly executed by Landlord and Tenant.
(c)    All prior discussions between the parties with respect to the subjects hereof are incorporated herein and shall have no force or effect except as set forth herein.
(d)    In the event of any inconsistency between the provisions of this Second Amendment and those contained in the Lease, the provisions of this Second Amendment shall govern and be binding.
(e)    This Second Amendment may be executed in counterparts.
(f)    This Second Amendment shall be construed without regard to any presumption or rule of law requiring construction or interpretation against the party causing this Second Amendment be drafted.
9.    Notwithstanding anything to the contrary contained herein, Tenant may continue to occupy the so-called “radio room” after February 14, 2014 as a licensee until such time as Landlord provides Tenant with a two (2) day written notice of termination to vacate the radio room. Tenant’s use of the radio room will be subject to all of the terms, covenants and conditions of the Lease (except the covenant to pay rent) had the Lease not been surrendered. Absent Landlord’s gross negligence or wilful misconduct, Tenant shall indemnify and hold Landlord harmless from and against any and all liability arising out of its use of the radio room including, but not limited to, any claim for damages by any succeeding tenant arising out of any holdover by Tenant beyond the date it is required to vacate the radio room hereunder.

IN WITNESS WHEREOF, Landlord and Tenant have each executed this Second Amendment as of the day and year first above written.

LANDLORD
RXR SL OWNER LLC By: /s/ Richard Conniff Name: Richard J. Conniff Title: Authorized Person
TENANT
MARTHA STEWART LIVING OMNIMEDIA, INC. By: /s/ Kenneth P. West Name: Kenneth P. West Title: Executive Vice President/CFO

EXHIBIT A

THE SURRENDERED SPACE

WOMEN
MEN
ELECTRIC
PIPESHAFT
C
ELECTRIC
TRUCK DOCK
B

RXR

MARTHA STEWART LIVING OMNIMEDIA

10th FLOOR LEASE EXHIBIT

601 West 26th St,
New York, NY

PROJECT LOCATION		
FILE NAME	PLOT DATE	
DATE		DRAWING NO.
DRAWN BY		EX-A

EXHIBIT B

PERSONAL PROPERTY AND FIXTURES
WHICH SHALL REMAIN IN THE SURRENDERED SPACE

10th Floor

Furniture: Island Laterals (short)	35
Furniture: Islands	14
Furniture: Pedastals (P/P/F)	55
Furniture: Workstations	101
Storage: Lateral (6 drawer)	12

All lighting fixtures (except for track lighting previously installed by Tenant) and doors for office sliding doors shall remain

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